Technologie Park Basel AG [Technology Park Basel LLC], in formation

SUBLEASE AGREEMENT

for office spaces

in the property

Technologie Park Basel AG (information) at the Stücki Business Park
Hochbergerstrasse 60C, 4057 Basel

Signature: [initials]

Item	Subject	Page(s)
–	Contract parties / Leased property	3
1	Type of use	4
2	Sublease	4
3	Start of lease / Duration of lease / Termination	4
4	Rent / Incidental expenses / Payment deadline	5
5	Security deposit	5
6	Rent adjustments / Index clause	5/6
7	Heating and incidental expenses	6/7
8	Handover	7
9	Use of the leased property / Order	7/8
10	Structural changes	8/9
11	Builder’s lien	9
12	Addresses / Advertising signs	10
13	Upkeep / Repairs / Defects	10
14	Permits	10
15	Insurances / Risk	10/11
16	Right of access	11
17	Keys	11
18	Return of the leased property	11/12
19	Expansion	12
20	Address for delivery	12/13
21	Written form / Subsidiary right / Place of jurisdiction	13
22	Transfer of sublease relationship	13

Signature: [initials]

Principal Lessee	Technologie Park Basel AG, in formation, [address, city] VAT No.: will be submitted after formation
On behalf of	Canton of Basel Stadt

Sublessee	4-Antibody AG, Schwarzwaldallee 215, CH-4002 Basel Basel, Commercial Reg. No.: CH-270.4.013.352 VAT No. 569307
Represented by	Dr. Ulf Grawunder, CSO Melanie Schmid, Head Human Resources enter into the following Lease Agreement:

Leased property
The principal lessee concedes to the sublessee for rental use in the property

Technologie Park Basel AG, at the Stücki Business Park

the following offices / premises:

Office spaces, approx. 247 m2 (developed)
Lab areas, approx. 171 m2 (shell construction; development by sublessee)
Storage areas, approx. 8 m2 (shell construction, development by sublesee)

see Annex 1

The leased spaces are marked yellow in the plans in Annex 1;

Co-use of the following general spaces is included:
- use of the meeting room and auditorium
- use of the cafeteria and waiting area
- use of the presentation equipment (flipchart, white board, beamer)
- use of sanitary facilities

The plans in Annex 1 form an integral part of this agreement. The sublessee confirms that the leased property is in contractually agreed upon condition suitable for the intended use.

Signature: [initials]

Article 1
Type of use
The leased property is leased for use as

[x] Workplace/Office [x] Lab
(check what applies)

The sublessee undertakes not to use the leased property for any purpose other than that stipulated in the contract. Any change requires the written consent of the principal lessee.

Article 2
Sublease	The sublease of the leased spaces or the relinquishment of the lease agreement to third parties is permitted only with the written consent of the principal lessee.
Article 3
Start of lease Duration of lease Termination
The tenancy begins on 07/01/2011 and entered into with the lessor for 5 years, that is till 06/30/2016. The sublessee may terminate the agreement with six (6) months’ notice, however for the first time after a lease period of three years, so per 06/30/2014. An extraordinary termination of the lease agreement is possible only for important reason (acc. to Art. 266g OR [Swiss Code of Obligations]).

Signature: [initials]

Article 4
Rent Incidental costs Payment deadline
The parties agree to voluntarily register the tenancy for value-added tax (option). The sublessee is allowed at any time to demand bills from the principal lessee for the rent in compliance with the value-added tax rules. They must be adequate with regard to the applicable form provisions for input tax deduction.

The rent + incidental costs are:

The rent and incidental costs are due monthly (calendar month) in advance.

The rent cannot be set off against any counterclaims.

Article 5
Security deposit
To guarantee all claims of the principal lessee from the lease, the sublessee shall provide an interest-bearing cash deposit (rent deposit) upon signing of the agreement for the entire duration of the lease in the amount of two monthly rents (CHF 37,120.00) to Basler Kantonalbank (for account information see Annex 2). The sublessee cannot set off the deposit against any rents or incidental costs.

Article 6
Rent adjustments Index clause
The agreed net rent of CHF 191,009.00 a year (incl. VAT) (=base or starting rent) is based on the Consumer Price Index (LIK – Landesindex der Konsumentenpreise) for November 2010 of 104.2 points (Dec. 2005 = 100).

If the index changes, the rent can be adjusted to the new index once annually per the start of any quarter, regardless of the termination periods and deadlines and regardless of the fixed contract duration. The increase or reduction may amount to 100

Signature: [initials]

(one hundred) percent of the index change.

The first adjustment may be made per 01/01/2013 at the earliest.

The rent can be adjusted downwards only until it reaches the base rent established today, which is considered the minimum.

The bases for the calculations of adjustments are always the base rent and index established today.

In addition to the regular rent adjustments according to the adjustment clause above, regular rent increases may occur for the additional services of the lessor, within the scope permitted by law (= especially investments for value-enhancing improvement of the leased property itself or general-use parts of the building). They will be added to the base rent and can be announced with one month’s notice at the start of any month.

The principal lessee has the right to adjust the rent over the base rent, within the legally permissible scope, including new or increased statutory and legal charges on the real property.

If the principal lessee exercises the option of rent adjustment, the sublessee must be informed at least one month in advance (= notification period for rent adjustments).

Article 7
Heating and incidental costs
The sublessee is responsible for its share of the incidental and operational costs of the general facilities, listed below:

-    heating and warm water preparation costs
-    building maintenance, incl. social services and insurances, incl. upkeep of the garden, paths, passages, etc.
-    general power consumption
-    water consumption
-    sewage treatment and waste disposal fees, public charges
-    service subscription for the elevator
-    general ventilation system, incl. service
-    service subscription for fire alarm systems
-    cleaning of external areas, buildings and windows
-    repair of common-use systems
-    street cleaning, snow removal
-    lighting of the common-use areas and access ways

Signature: [initials]

Article 8
Handover
The leased premises will be handed over to the sublessee in the current, inspected conditions, cleaned and with full office setup (unfurnished offices, without sublessee improvements in the labs). Any existing defects must be reported by the sublessee to the principal lessee within 30 (thirty) days after the start of the lease, otherwise the leased property is deemed handed over without defects. Hidden defects are excluded therefrom.

The sublessee is not entitled to compensation for damages in case of any activities of renovation or finishing work after the start of the lease.

Article 9
Use of the leased property, Order
The sublessee must use the leased property with care and keep it in clean and good conditions.

It shall ensure regular ventilation and the necessary heating of the leased premises, regardless of whether they are used or not. The sublessee is liable for damages as a result of improper use (extraordinary damages).

Signature: [initials]

When using the leased property, the lessee must take into consideration the co-tenants and neighbors as much as possible. The sublessee commits to comply with the lessor’s house rules.

Before bringing in especially heavy objects (machines, safety deposit boxes, etc.) the sublessee must find out about the floor load capacity from the principal lessee. To protect the floor and, if needed, to prevent noise transmission and vibrations, appropriate bases should be used for heavy furnishings.

The entry to the building and the yard, the building and basement corridors, the passage or other free areas may not be used to store objects and goods of any kind. Waste of any kind may only be stored at locations specified in the house rules and in an appropriate manner.

Article 10
Structural changes
The sublessee may make changes to the leased property at its own cost and under its own responsibility (cf. especially the provisions for tenant’s development of the labs in Art. 19) by agreement and with written consent of the principal lessee. It is essentially free to choose the architects and the contractors, but it is obliged to have the changes planned and executed by proven experts.

The principal lessee is responsible for obtaining any necessary permissions of the owner and principal lessor. If the owner and principal lessor delays or prohibits the structural changes of the sublessee, permitted by the principal lessee, the principal lessor is liable to the sublessee for the resulting damages.

All costs of sublessee’s changes are borne by the sublessee in full scope. The building permits for the changes or modifications of the leased property, wished by the sublessee, as well as any permits needed for the use of the leased property must be produced by the sublessee. Furthermore, the sublessee undertakes to take out the standard building insurance policies and bear the costs thereof.

Structural changes to and in the leased premises during the tenancy, the installation of systems, changes of existing systems, as well as the installation or modification of blinds, etc. are permitted only with the written consent of the principal lessee. Plans and drafts, as well as cost estimates must be submitted to the principle lessee for this purpose. In particular, the sublessee may not make changes or add connections to the

Signature: [initials]

electric or sanitary installations without the principal lessee’s permission.

The installations and furnishings of the sublessee, connected to the building, must be removed at the end of the lease at the request of the principal lessee, and the original conditions of the leased premises must be reinstated.

In particular, the laboratory facilities installed by the sublessee with the principal lessee’s permission can be assumed by the principal lessee upon termination of the tenancy at the value to be agreed upon at that time.

The sublessee is responsible for obtaining any official licenses, especial building permits for tenant’s developments, incl. the payment of the respective fees.

If third parties make claims against the principal lessee for emissions due to structural modifications or installations of the sublessee, the sublessee is liable to compensate any resulting damages.

If the principal lessee intends to make changes or improvements, it must inform the sublessee of this in advance in writing.

The type and scope of the planned changes/improvements, the start and expected duration of the works [sic]. The sublessee must be notified of this at least three months in advance in writing, unless there is imminent risk. If the sublessee finds the disruptions associated with the changes/improvements to be unreasonable, it must inform the principal lessee of this within 10 days in writing.

Article 11
Builder’s lien
The sublessee undertakes to settle with the owner all claims resulting in connection with modifications contracted by it within an acceptable period of time. If, nevertheless, builder’s liens are registered in the land register, the sublessee must clear them immediately. The sublessee grants the owner the right of recourse, to be exercised at any time, for all claims that may be made against the building owner in connection with construction contracted by the sublessee.

The principal lessee may demand from the sublessee a security deposit (e.g., bank guarantee) in the amount of the expected costs for the building work contracted by the sublessee, in particular in order to avert any builder’s lien.

Signature: [initials]

Article 12
Addresses Advertising signs
The inscriptions outside (mailbox, entrance door) will be acquired by the sublessee at its own cost. The inscriptions shall be placed at locations in the property designated by the principal lessee. Article 12 [sic]

Addresses Advertising signs
The inscriptions outside (mailbox, entrance door) will be acquired by the sublessee at its own cost. The inscriptions shall be placed at locations in the property designated by the principal lessee. [sic]

Article 13
Upkeep Repairs Defects
The principal lessee must undertake major upkeep work, extensive repairs and substitution of defects, especially as a result of wear and tear.

The sublessee assumes the costs of small repairs and improvements of up to CHF 200. The sublessee must cover the following in particular and regardless of the cost threshold and cause of damage: the repair and replacement of switches and sockets, locks, hinges, window and door locks, water faucets, seals of heating installations and sanitary installations.

The costs of operation, upkeep, repairs, and renovation of its own installations and systems and sublessee’s developments are borne exclusively by the sublessee.

In the event of defects, damages, or imminent risk, the sublessee must immediately inform the operator (e.g., water damages, defective devices, moisture). The sublessee is liable for resulting damages in case of failure to report.

Article 14
Permits	All permits required for the use and operation of the leased properties (e.g., commercial and inspectorate permits) must be acquired by the sublessee on its own, and it must pay the costs thereof.

Signature: [initials]

Article 15
Insurances / Risk
The principal lessee shall ensure that the building is insured against fire, water, glass, and explosion damages; furthermore, it shall ensure that the owner is covered against liability claims of third parties (building owner liability). The costs of these insurance policies shall be allocated to the sublessee proportionately within the scope of the incidental costs statement and where legally permissible.
Other insurance coverage is the responsibility of the sublessee. In particular, it bears the risk of damages to or loss of its property for any reasons (e.g., fire, explosion, water damages, theft, burglary, etc.). It waives to the principal lessee the right to assert any compensation claims in connection from such damages (the right to statutory liability of the building owner according to Art. 58, OR remains reserved).

The sublessee undertakes to take out at least an adequate liability insurance. A copy of the liability insurance policy must be enclosed with this contract.

If developments and installations of the sublessee are considered part of the building and, therefore, obligatorily insured by the owner, the sublessee must pay the respective share of the premium.

Article 16
Right of access	The principal lessee has the right to enter the leased property to ensure its rights and duties during regular business hours (according to 257h, OR).
Article 17
Keys
The sublessee has the required keys according to the handover minutes. The sublessee may order additional keys at its own cost. When moving out, all keys, including the ones additionally made by the sublessee, must be returned to the principal lessee free of charge.

Article 18
Return of the leased property
The leased property must be fully cleared out and returned at the latest on the last day of the tenancy (until 12:00 p.m.). Basically, the leased property must be returned in the conditions in which it was taken over in the beginning of tenancy. However, the sublessee is not liable for any wear and tear as a result of contractual use.

Signature: [initials]

It is the sublessee’s responsibility to reinstate the previous conditions (see Article 10) and to rectify the damages caused to the leased property, if they are not the consequence of regular wear and tear. The sublessee shall return the leased property clean-swept. The sublessee will be charged CHF 6/m2 for the final cleaning of the leased property, for fully developed areas.

The restoration and cleaning work to be performed by the sublessee must begin early enough so that it is finished at the end of the tenancy or at the time of premature return of the leased property.

In case of a premature move, the sublessee is liable for the rent and the incidental costs until the expiry of the agreement. The provisions of Art. 263 and 264, OR apply.

Defects and damages discovered at the end of the tenancy, which the sublessee is responsible for, must be registered in an acceptance report or reported to the sublessee in writing within 30 days after the end of tenancy. The sublessee is liable also for hidden defects that were not detectible during the acceptance inspection, if it is informed about them within 30 days after the end of tenancy in writing. The statutory periods from the Swiss Code of Obligations apply to the assertion of or limitation period for claims in this respect.

Article 19
Expansion
The lessor hands over the leased properties with the following developments:

- See definition of interfaces in Annex 3, which is an integral part of this agreement.

All other development work is borne by the sublessee. This circumstance has been taken into account in the rent. In case of complete development of the leased property tailored to the lessee’s needs, a higher rent would have to be agreed upon.

Article 20
Address for delivery
The following addresses are considered the legally valid addresses for delivery of the contracting party for the purposes of this agreement, till recall by a registered letter to the counterparty:

Address for delivery of the sublessee (after start of tenancy):

Signature: [initials]

4-Antibody AG Hochbergerstrasse 60C 4057 Basel Address for delivery of the main lessee: Technologie Park Basel AG Hochbergerstrasse 60 C 4057 Basel
Article 21
Written form Subsidiary right Place of jurisdiction
Any change of the agreement must be made in writing in order to be valid. In all cases not mentioned in this agreement and the associated house rules, the provisions of the Swiss Code of Obligations and any other legal regulations apply. The provisions of this agreement have precedence over any local customs that state otherwise. The parties chose the location of the leased property as the place of jurisdiction; this jurisdiction clause is irrevocable, even after expiry of the contract. If there is a joint conciliation authority at the location of the leased premises or for the region, disputes arising from this lease agreement must be presented to it before invoking a judge. If no agreement is reached, the regular courts at the location of the leased property, excluding the justice of the peace and under the proviso of the right of appeal, are the competent courts. In cases that do not fall within the jurisdiction of conciliation authorities, regular courts shall be called upon directly: eviction lawsuits in consequence of failure to leave upon termination on the basis of Article 257 d, OR; claims for removal of objection in collections/retentions; claims for premature dissolution of contract for important reasons.

Article 22
Transfer of sublease relationship acc. to 645 OR
The principal lessee shall provide to the sublessee a confirmation concerning the transfer of this contract by the company (principal lessee) according to Art. 645, Par. 2, OR, as soon as it takes place.

Signature: [initials]

[FLOOR PLAN]	[signatures] [hw:] 06/30/2011 [signature]

Addendum to the Lease Agreement from 01/28/2011 between
4-Antibody AG, Schwarzwaldallee 215, 4002 Basel (Sublessee)

and

Technologie Park Basel AG, c/o Amt für Wirtschaft und Arbeit [Office for Economy and Labor], Utengasse 36, 4005 Basel (Principal Lessee)

The two parties named above declare that the following spaces are added to the leased spaces in Technologie Park Basel (Hochbergerstrasse 60C), 4057 Basel:

- Washroom C4_67, 4th Floor, approx. 14 m2, rent costs:

	per month	per year
Rent	CHF 350.00	CHF 4,200.00
Incidental costs	CHF 64.00	CHF 768.00
VAT (8%)	CHF 33.12	CHF 397.44
Total	CHF 447.12	CHF 5365.44

The above-mentioned spaces can be used by the sublessee exclusively. In exchange, the sublessee waives the right to use the general-use rooms C3-49.

4-Antibody AG	Technologie Park Basel AG
Basel, on [hw:] 07/13/2011	Basel, on [hw:] 06/29/2011
[signature] Dr. Ulf Grawunder CSO	[signature] Samuel Hess VR1
[signature] Melanie Schmid Head HR	[signature] Dr. Christof Klöpper VR2

Addendum to the Lease Agreement from 01/28/2011 between
4-Antibody AG, Hochbergerstr. 60C, 4057 Basel (Sublessee)

and

Technologie Park Basel AG, c/o Amt für Wirtschaft und Arbeit, Utengasse 36, 4005 Basel
(Principal Lessee)

The two parties named above declare that the following space is added to the leased spaces in Technologie Park Basel (Hochbergerstrasse 60C, 4057 Basel) as of 09/01/2011:

- Office: C4_20, 4th Floor, approx. 12 m2, rent costs:

	per month	per year
Rent	CHF 300.00	CHF 3,600.00
Incidental costs	CHF 68.75	CHF 825.00
VAT (8%)	CHF 29.50	CHF 354.00
Total	CHF 398.25	CHF 4779.00

4-Antibody AG	Technologie Park Basel AG
Basel, on [hw:] 09/02/2011	Basel, on [hw:] 09/21/2011
[signature] Dr. Ulf Grawunder CSO	[signature] Samuel Hess VR1
[signature] Melanie Schmid Head HR	[signature] Dr. Christof Klöpper VR2